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                                  EXHIBIT 10.10




                           GEORGIA-PACIFIC CORPORATION
                       1995 ECONOMIC VALUE INCENTIVE PLAN
      (As Adopted by Action of the Board of Directors on February 1, 1995)


     By action of its Board of Directors on February 1, 1995, Georgia-Pacific Corporation adopted the Georgia-Pacific Corporation Economic Value Incentive Plan ("EVIP") for its senior management and staff effective for calendar year 1995 and subsequent Covered Years:

I.   DEFINITIONS
     For purposes of the EVIP, the following terms or phrases shall have the indicated meanings:
     1. "Affected Officer" means any officer of Georgia-Pacific Corporation as of January 1 of any Covered Year (other than the CEO), who in the judgment of the Committee may receive total compensation for the Covered Year in excess of the limit on tax deductible compensation specified in Section 162(m) of the Internal Revenue Code of 1986 or any statute which is the successor or replacement of Section 162(m), as the same may be amended from time to time (and any regulations promulgated thereunder). The Committee shall determine which officer Participants in this Plan will be considered Affected Officers in any Covered Year on or before the date of the Board's first meeting in such year.
     2.   "Annual Bonus Limit" means (i) for any Participant (other than the
CEO), the lesser of (A) 200% of the amount which is the product of (x) the maximum total (Annual and Long-Term) bonus that the Participant could receive if the Target EVA for the Corporation were achieved in the Covered Year (as determined by the Committee under paragraph 1(a)(ii) of Section III) and (y) the weighting assigned by the Committee (under paragraph 1(a)(iii) of Section III) to the Annual Bonus opportunity for the Covered Year or (B) 100% of the Participant's Rate of Base Salary on January 1 of the Covered Year; and (ii) for the CEO, the lesser of (A) an amount equal to the amount described in (i)(A) above calculated for the CEO or (B) 140% of the CEO's Rate of Base Salary on January 1 of the Covered Year.
     3.   "Board" means the Board of Directors of the Corporation.
     4. "Business Unit" means the Corporation and each business segment, division or corporate staff department of the Corporation for which EVA performance standards are set for a given Covered Year.
     5. "CEO" means the Chairman and Chief Executive Officer of Georgia-Pacific Corporation or, if one person does not hold both of these offices, the Chief Executive Officer of Georgia-Pacific Corporation.
     6. "Committee" means the Compensation Committee of the Board, as constituted from time to time, or such subcommittee of that body as the Compensation Committee shall specify to act for the Compensation Committee with respect to this Plan, provided however that any such subcommittee shall consist entirely of (but at least two) "outside directors" as that term is defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, or any statute which is a successor or replacement for such statute (and applicable regulations promulgated thereunder).
     7. "Compensation" means the Salary Grade midpoint of a Participant for a given Covered Year determined as of January 1 of the Covered Year by the Plan Administrator using the generally applicable salary grade classifications generated by the Compensation Department of the Corporation. The determination of "Compensation" shall take into account base salary increases retroactively effective to


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that date as approved (in accordance with normal corporate procedures) by management or by the Committee and the Board on or before the date of the Board's first regular meeting during the Covered Year.
     8.   "Corporation" means Georgia-Pacific Corporation and its subsidiaries.
     9. "Covered Year" means each calendar year beginning on or after January 1, 1995.
     10. "EVA" means economic value added for the Covered Year, which, in turn, is defined as net operating profit after tax minus a capital charge determined by multiplying the Corporation's weighted average cost of debt and equity capital for the Covered Year, as determined by the Committee prior to March 31 of the affected Covered Year, by the sum of the market value of the Corporation's outstanding common stock and the market value of its outstanding debt for the Covered Year, as determined by the Committee prior to March 31 of the affected Covered Year (as adjusted for changes in average working capital during the Covered Year). "Net operating profit after tax" is calculated by adjusting operating profit (calculated using the Corporation's income statement for the Covered Year) by eliminating the non-cash effect of (i) goodwill amortization, (ii) changes in the allowance for doubtful accounts, (iii) changes in contingency, inventory and compensation/employee benefit plan reserves and
(iv) all other material non-cash charges and also by deducting cash tax payments. The determination of EVA results for the Corporation as a whole for purposes of this Plan is the responsibility of the Committee; the Plan Administrator shall have the responsibility for determining EVA results for each other Business Unit, but such determination by the Plan Administrator must be consistent with the Committee's determination of corporate EVA results, provided that if an Affected Officer's Annual Bonus under this Plan for a Covered Year will depend in part on the attainment of EVA performance goals in a Business Unit other than the Corporation, the Committee shall be responsible for determining the EVA results of that Business Unit. In particular (but without limitation), the sum of Target EVA for all business segments and the sum of Target EVA for all divisions must each equal the Target EVA for the Corporation.
     11.  "Employee" means any full-time, salaried employee of the Corporation.
     12.  "Executive Group" means one of the following groups of Participants:
Corporate Staff, Segment Heads, Segment Staff, Divisional Executives (as defined by the CEO on an annual basis) and such other groups as may be specified by the CEO for a given Covered Year.
     13. "Long-Term Bonus Limit" means (i) for Participants other than the CEO, the least of (A) the amount of the maximum total (Annual and Long-Term) bonus the Participant could receive if the Target EVA for the Corporation were achieved in the Covered Year (as determined by the Committee pursuant to paragraph 1(a)(ii) of Section III), (B) 100% of the Participant's Rate of Base Salary on January 1 of the Covered Year reduced by any Annual Bonus that may be payable for that Covered Year or (C); the amount of the maximum total (Annual and Long-Term) bonus the Participant could receive if the Maximum EVA for the Corporation were achieved in the Covered Year (as determined by the Committee pursuant to paragraph 1(a)(ii) of Section III) reduced by any Annual Bonus that may be payable for that Covered Year and (ii) for the CEO, the lesser of (A) an amount equal to twice the Annual Bonus to which he would be entitled for the Covered Year or (B) 140% of the CEO's Rate of Base Salary on January 1 of the Covered Year reduced by any Annual Bonus that may be payable for that Covered Year.
     14. "Maximum EVA" means the EVA at which the percentage of Compensation paid as an Annual Bonus reaches its maximum, as determined by the Committee or the CEO pursuant to subsection 1 of Section III.
     15. "Participant" means an Employee of the Corporation who, for a given Covered Year, meets the eligibility standards of Section II.
     16. "Plan" or "EVIP" means the Georgia-Pacific Corporation 1995 Economic Value Incentive Plan as set forth in this document, as amended from time to time.
     17. "Plan Administrator" means the person or entity having administrative authority under this EVIP, as specified in Section IV.

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     18.  "Rate of Base Salary as of January 1 of the Covered Year" means a
Participant's rate of base annual salary in effect on January 1 of the Covered Year, provided that the determination of "Rate of Base Salary on January 1 of the Covered Year" shall take into account base salary increases retroactively effective to that date as approved (in accordance with normal corporate procedures) by management or by the Committee and the Board on or before the date of the Board's first regular meeting during the Covered Year, and provided further that, for Employees who become Participants for a Covered Year after the commencement of that year, "Rate of Base Salary on January 1 of the Covered Year" shall mean such Participant's rate of base annual salary in effect on the date his/her participation commences.
     19. "Salary Grade" means the salary grade of a Participant as established from time to time by the Compensation Department of the Corporation in accordance with the Corporation's generally applicable policies.
     20. "Target EVA" means the EVA performance level at which the total (Annual Bonus and Long-Term Bonus) bonus opportunity under this Plan will lie at the median (50th percentile) of competitive practice, as determined by the Committee or the CEO pursuant to subsection 1 of Section III.
     21. "Threshold EVA" means the minimum EVA for which an Annual Bonus will be paid, as determined by the Committee or the CEO pursuant to subsection 1 of
Section III.

II.  ELIGIBILITY
     1. Participation Criteria. An Employee will be eligible to participate in the EVIP for a given Covered Year if he/she is, on January 1 of the Covered Year, an officer of Georgia-Pacific Corporation (or becomes an officer during the Covered Year) or, if a non-officer, has been designated by the CEO as a Participant at the beginning of the year or has been added as a Participant in the EVIP by act of the CEO. For each Covered Year, the CEO will also define each of the Executive Groups and specify the Executive Group to which each Participant (other than the CEO) belongs. The CEO will be assigned to the Corporate Staff group.
     2.   Special Rules.  Notwithstanding anything in subsection 1 of this
Section II to the contrary:
     (a) A Participant who terminates employment with the Corporation during the Covered Year may receive a prorated - or no - award pursuant to subsection 4 of Section III.
     (b) The CEO shall have authority, in his discretion, to add or delete Employees from the Participant group, provided that no person may be added as a Participant during the fourth calendar quarter of the Covered Year and provided further that the bonus for an Employee who is added as a Participant for a Covered Year will be prorated based on the number of complete calendar months he/she was a Participant for the Covered Year. In each case in which the CEO adds a Participant, he shall designate the effective date of his/her participation and his/her Executive Group.
     (c) If a Participant's position with the Corporation changes during the Covered Year so that his/her original designation to an Executive Group no longer best reflects the nature of his/her responsibilities, the CEO may, in his discretion, change the Executive Group to which the Participant is assigned to the group which in the CEO's judgment best reflects the nature of his/her job responsibilities for the Covered Year as a whole.
     (d) Participants in other incentive compensation programs (excluding any stock option plan) maintained by the Corporation are not eligible to participate in the EVIP.

III. AWARDS
     Bonuses under the EVIP are composed of two different types of awards, viz., the annual bonus award ("Annual Bonus") and the long-term bonus award ("Long-Term Bonus"):
     1. Award of Annual Bonuses. Annual Bonuses for each Participant under this EVIP will be an amount determined pursuant to standards adopted by the CEO or the Committee prior to March 31 of the Covered Year as follows:


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     (a)  The Committee will determine, in its discretion:
          (i)   The identity of any Affected Officers for the Covered Year;
          (ii) The Threshold EVA, Target EVA and Maximum EVA levels for such Covered Year for the Corporation as a whole (and for any Business Unit, the EVA performance of which affects the Annual Bonus of an Affected Officer);
          (iii) The total (Annual and Long-Term) bonus permissible under this Plan (expressed as a percentage of Compensation) for each Salary Grade at each of these EVA levels; and
          (iv) The percentage of the total bonus opportunity for such Covered Year which will comprise the Annual Bonus.
     (b) For each Covered Year, the CEO shall, in his discretion, determine (and report to the Committee):
          (i) The appropriate Business Units (other than the Corporation) for which EVA performance standards will be set for the Covered Year;
          (ii) The Threshold EVA, Target EVA and Maximum EVA levels for each Business Unit established pursuant to subparagraph (i) of this paragraph (b) (other than any Business Unit for which the Committee is responsible for setting the EVA performance level for the Covered Year);
          (iii) The Annual Bonus for the Covered Year (expressed as a percentage of Compensation) for each Salary Grade at each of the EVA performance levels described in subparagraph (ii) of this paragraph (b); and
          (iv) The fractional weightings assigned to all Participants in each Executive Group (other than the CEO) for the corporate, business segment and division EVA performance levels to be used in determining the Annual Bonus for each such Participant (such weightings shall total 1 for each such Participant).
                All determinations by the CEO as described in this paragraph (b) shall be consistent with the EVA standards for the Corporation (and, when required, any business segment or division) by the Committee. In particular, but without limitation, the sum of the division Target EVA standards and the sum of business segment Target EVA standards must each equal the Target EVA standards for the Corporation as a whole.
     (c) EVA performance standards will be determined taking into account an assessment of the Corporation's annual financial standards developed by management for the Covered Year, relevant information concerning industry conditions and market expectations.
     (d) The CEO's Annual Bonus will be based 100% on the EVA performance of the Corporation as a whole.
     (e) The amount of Annual Bonus (expressed as a percentage of Compensation) for any EVA level between a given EVA level and the next preceding or following level shall be determined by interpolation between those two levels.
     (f) If the achieved EVA levels for any Business Unit for a Covered Year are less than the Threshold EVA set for that Business Unit for that year, no Annual Bonuses with respect to the performance of that Business Unit shall be paid; if the achieved EVA levels for any Business Unit for a Covered Year exceed the Maximum EVA set for that Business Unit for that year, the percentage of Compensation corresponding to the Maximum EVA for the affected Business Units shall be paid.
     (g) The Annual Bonus of any Participant in the Covered Year shall be calculated as follows:
          (i) After the close of a Covered Year and before the payment date specified in subsection 3 of this Section III, the Committee shall certify in writing the extent to which the EVA standards for the Corporation as a whole (and for any other Business Unit for which the Committee set the EVA standards for the Covered


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                Year) determined pursuant to subsection 1 of this Section III have been achieved for that Covered Year. Within the same period and consistent with the Committee's findings regarding the level of achieved EVA performance for the Covered Year by the Corporation (and any other Business Unit for which the Committee set the EVA standards for the Covered Year), the CEO shall determine the extent to which the EVA standards set for Business Units for which the Committee is not required to make this determination pursuant to subsection 1 of this Section III have been achieved for the Covered Year.
          (ii) Based upon the achieved EVA performance for each applicable Business Unit for the Covered Year determined in accordance with subparagraph (i) of this paragraph (g), the corresponding percentages of Compensation for the Salary Grade of each Participant shall be determined using the standards established pursuant to paragraphs (a), (b) and (c) of this subsection 1. For purposes of this subparagraph (ii), "each applicable Business Unit" shall be each Business Unit, the EVA performance of which is reflected in the weighting established under subparagraph (b)(iv) of this subsection 1 for use in determining the Annual Bonuses of the Executive Group of which the Participant is a member.
          (iii) The Participant's Annual Bonus for the Covered Year will equal the product of (x) the sum of the percentages calculated pursuant to subparagraph (ii) of this paragraph (g) and (y) the Participant's Compensation.
     (h) Notwithstanding anything in this subsection 1 to the contrary, the Annual Bonus for any Participant for the Covered Year may not exceed the Annual Bonus Limit for that year.
     2. Award of Long-Term Bonuses. Any Participant shall be eligible to receive a Long-Term Bonus for a Covered Year regardless whether he/she receives an Annual Bonus for that year, provided that, notwithstanding the foregoing, the CEO will not be eligible for a Long-Term Bonus for the Covered Year if he is not eligible for an Annual Bonus for that year. Long-Term Bonus amounts will be determined as follows:
     (a) Subject to the limits of this subsection 2, the CEO, in his discretion, shall determine the amount of the Long-Term Bonus for the Covered Year for each Participant (other than the CEO and each Affected Officer) after reviewing the actions taken by the Business Unit to which the Participant belongs during the Covered Year to increase the long-term EVA of that Business Unit and/or the Corporation as a whole. In conducting this review, the CEO may consider any actions by Business Units he/she deems appropriate, including but not limited to actions to (i) increase efficiency (by increasing revenue or reducing costs using the same or less capital),
          (ii) develop new investment opportunities and/or (iii) reduce or divest under-performing assets.
     (b) For each Affected Officer, the Long-Term Bonus for a Covered Year shall equal the Long-Term Bonus Limit for such Affected Officer (determined in accordance with subsection 14 of Section I), subject to reduction by the Committee, in its discretion, based on its review and evaluation of such performance criteria as the Committee may deem appropriate.
     (c) For the CEO, the Long-Term Bonus for a Covered Year shall equal 200% of the Annual Bonus applicable to him/her for that year, subject to reduction by the Committee in its discretion based on its review and evaluation of such performance criteria as the Committee may deem appropriate.
     (d)  Notwithstanding anything in this Plan to the contrary:
          (i) The amount of the Long-Term Bonuses for each Participant (including the CEO) will also reflect his/her individual performance - and the performance of any Business Unit under his/her supervision - with respect to the Corporation's standing policies (as applicable and in effect from time to time), in particular


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                (but without limitation) the Corporation's
                Code of Business Conduct and its safety and environmental policies; and
          (ii) For all Participants, the Long-Term Bonus for a Covered Year may not exceed the Long-Term Bonus Limit for that year.
     3. Payment of Awards. Awards shall be paid as soon as practicable after the calculation of achieved EVA levels for the Covered Year, but in no event later than March 15 following the end of the Covered Year. In the event of the death of a Participant, any awards due to - or in respect of - him/her under this Plan will be paid, first, to his/her surviving spouse (if any) and, if there is no surviving spouse, to his/her estate.
     4.   Special Situations.
     (a) A Participant whose employment with the Corporation terminates during the Covered Year (i) for any reason after he/she has attained at least age 65 or has attained age 55 and accumulated at least ten (10) years of service for vesting purposes under the Georgia-Pacific Corporation Savings and Capital Growth Plan, (ii) because of his/her death, (iii) because of his/her total and permanent disability (as determined by the Plan Administrator pursuant to the standards of the Georgia-Pacific Corporation Salaried Long-Term Disability Plan, whether or not the Participant has enrolled in that plan) or (iv) for any other reason specifically approved by the Plan Administrator (provided that, for purposes of this subparagraph (iv) only, the approval of the Committee shall be required in the case of the CEO or an Affected Officer) shall be entitled to a bonus award prorated to reflect the number of complete calendar months actually worked during the Covered Year payable at the same time bonuses for other Participants are paid for that Covered Year.
     (b) Subject to paragraph (a) of this subsection 4, Participants who during the Covered Year (i) voluntarily terminate their employment with the Corporation or (ii) are involuntarily terminated by the Corporation for any reason will not be eligible to receive a bonus under this Plan for the Covered Year.
     5. Maximum Total Bonus Award. Notwithstanding anything in this Plan to the contrary, no Participant may receive a total (Annual and Long-Term) bonus award under this Plan in any Covered Year in excess of $2,000,000.

IV.  ADMINISTRATION
     The Plan will be administered by the Committee. Decisions and determinations by the Committee shall be final and binding upon all parties, including the Corporation, shareholders, Participants and other employees. The Committee shall have the authority to administer the Plan, make all determinations with respect to the construction and application of the Plan and the Board resolutions establishing the Plan, adopt and revise rules and regulations relating to the Plan and make any other determinations which it believes necessary or advisable for the administration of the Plan. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to the member's own willful misconduct or lack of good faith. The Committee is expressly authorized to appoint one or more individuals, who need not be members of the Committee, or entities to administer the Plan and to make all determinations with respect to the construction and application of the Plan, and otherwise exercise all powers vested in the Committee under the Plan. Such agents shall serve at the pleasure of the Committee. The decisions of any such agents taken within the scope of his/her authority will have the same effect as decisions by the Committee. Notwithstanding anything in this Section IV to the contrary, the Committee may not delegate authority which under this Plan is expressly reserved to the Committee alone.

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V.   AMENDMENT OR TERMINATION
     The Board, by action of the Committee, expressly reserves the right to amend or terminate the EVIP at any time, provided that no Annual Bonus for a Covered Year may thereby be reduced on or after December 31 of that Covered Year.

VI.  MISCELLANEOUS
     1. Awards Unfunded. Awards payable pursuant to the EVIP (if any) shall be paid solely from the general assets of the Corporation. No trust or other funding device providing for the identification or segregation of assets to fund EVIP awards has been established, nor is it the Corporation's intention to do so. Each Participant shall be an unsecured creditor of the Corporation with respect to any interest he or she may have in award payments under the EVIP.
     2. Taxation of Awards. Awards under the EVIP will be compensation subject to Federal and State tax withholding (including, without limitation, FICA withholding) in the calendar year in which they are paid.
     3. Retirement Plans and Welfare Benefit Plans. Except as otherwise specified in the plan in question, awards under the EVIP will not be included as "compensation" for purposes of the Corporation's retirement plans (both qualified and non-qualified) or welfare benefit plans.
     4. Spendthrift Clause. A Participant may not assign, anticipate, alienate, commute, pledge or encumber any benefits to which he or she may become entitled under the EVIP, nor are the awards subject to attachment or garnishment by any creditor.
     5. No Contract of Employment. The Corporation intends that the awards provided under the EVIP be a term of employment and a part of each Participant's compensation and benefit package. Participation in this Plan shall not constitute an agreement (1) of the Participant to remain in the employ of and to render his/her services to the Corporation or (2) of the Corporation to continue to employ such Participant, and the Corporation may terminate the employment of a Participant at any time with or without cause.

VII. EFFECTIVE DATE/SHAREHOLDER APPROVAL
     1.   Effective Date.  The EVIP shall become effective on January 1, 1995.
     2. Shareholder Approval. Notwithstanding anything in this EVIP to the contrary, the EVIP shall be null and void from inception if it is not approved, in a separate vote, by the affirmative vote of the holders of at least a majority of the shares of the common stock of Georgia-Pacific Corporation present or represented by Proxy and entitled to vote at a meeting of such shareholders duly held in accordance with the applicable corporate law of the State of Georgia and the By-Laws of the Corporation on or prior to December
31, 1995.

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